CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Conference Host, Corporate Finance Group

George Glatfelter

Glatfelter — Chairman and CEO

John Van Roden

Glatfelter — Executive VP and CFO

Dante Parrini

Glatfelter — Executive VP and COO

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse First Boston — Analyst

Ian Zaffino

Oppenheimer & Co. — Analyst

Mark Wilde

Deutsche Banc — Analyst

Sue Goodman (ph)

ADP Investments — Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Nelson, and I will be your conference facilitator today. At this time, I would like to welcome everyone to Glatfelter’s, first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question at this time, press star and the number one on your telephone key pad. If you’d like to are withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the call over to your host, Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Conference Host, Corporate Finance Group

Thank you, Nelson. Good afternoon and welcome to Glatfelter’s, first quarter, earnings conference call. My name is Glenn Davies and I am with the Company’s Corporate Finance Group. On our call with me is George Glatfelter, our Chairman and Chief Executive Officer, John Van Roden, Executive Vice President and chief Financial Officer, and Dante Parrini, our Executive Vice President and Chief Operating Officer. In addition, John Jacunski, our Corporate Controller, is here with us.

A few comments before we begin. During today’s call, we will be referring to adjusted earnings. This is considered to be a non GAAP financial measure, since it excludes from earnings the effects of certain nonrecurring items. In this morning’s earnings release, we included our reconciliation of adjusted earnings to our GAAP results, and a description of why we use adjusted earnings. The earnings release is available on the Investor Relations page of our corporate web site, www.glatfelter.com.

I’d also remind you any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2005 annual report filed with the SEC, for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted, or estimated in any such forward-looking statements. With that, I’ll now turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you, Glenn. Good afternoon everyone and welcome. Earlier this morning, we released our results for the first quarter of 2006. In the current quarter, excluding the nonrecurring items that Glenn referred to, we earned $0.16 per share, compared with $0.14 per share, last year at this time. I’m also pleased to note that we spurned a solid 11.6% growth in net sales revenue, during the quarter.

A few comments on our performance. The first quarter was a solid quarter for our Company, and as you will hear throughout the call, one of significant accomplishment as we pursue our vision of becoming the global supplier of choice in specialty papers and engineered products. Our specialty papers business unit led our performance, exhibiting healthy top-line growth compared to a year ago. Continuing the trends this unit established throughout 2005, specialty papers had both strong volume and higher pricing.

Furthermore, our new product development efforts continued to generate growth in higher value niche markets. Our Long Fiber and Overlay business unit exhibited improving fundamentals during the quarter. Particularly, in sales volume which was up considerably. This unit began to gain momentum in the fourth quarter, 2005, after facing a pretty challenging, cold, business climate earlier in the year.

I also want to comment on a few other events of significance. As I’m sure most of you know, we’ve announced two acquisitions that we believe will reposition our Company as a world class producer of specialty papers. First, in March, we closed on our acquisition of the Lydney facility, formerly an asset of the JR Crompton Company, headquartered in the UK. This mill produces a portfolio of wet laid, nonwoven products, including tea and coffee filter papers, with annual revenues of 75 million. Secondly, at the beginning of April, we completed the acquisition of the carbonless paper business of the NewPage Corporation, located in Chillicothe, Ohio. The Chillicothe assets, consists of a 440,000 ton per year, integrated, paper making facility. This facility is supported by coating operations based in Fremont, Ohio. Chillicothe had revenue of, $441 million in the year 2005.

In connection with our Chillicothe acquisition, we announced a plan to permanently close our facility in Neenah, Wisconsin by the end of June, 2006. And finally, during the month of April, we completed the refinancing of both our bank credit facility and through a private placement, of our bonds. We believe the refinancing of these facilities represents a significant accomplishment and is further evidence of the soundness of our business model.

It’s been a busy time for Glatfelter.

I’ll provide further comments on these initiatives later in the call, but I’d now like to ask John Van Roden to discuss our first quarter financial performance, after which I’ll ask Dante to comment on the performance of our business units. As usual, I will then provide some concluding remarks before we take your questions. John?

John Van Roden - Glatfelter — Executive VP and CFO

Thank you, George. Today we reported earnings of $7 million or $0.16 per share, after adjusting for costs associated with the Neenah shutdown and merger integration. This compares to $6.3 million or $0.14 per share in the first quarter of 2005.

Overall, the primary drivers of the change in earnings on this basis, in the quarter-to-quarter comparison, were higher operating income for specialty papers which increased EPS by $0.03 per share, lower operating income for Long Fiber and Overlay, that reduced earnings by $0.01., reduced legal fees related to insurance recoveries added $0.02, and a higher effective tax rate reduced earnings per share by $0.02.

Operating income in the specialty papers unit, totaled $6.5 million, an increase of $1.8 million in the quarter-over quarter comparison. The improved results were primarily attributable to, improved shipping volumes and higher prices. Also, lower SG&A expenses partially offset higher input costs.

In Long Fiber and Overlay, operating income totaled $3.1 million, a decline $647,000 from the first quarter of 2005. Lower prices in this business unit reduced EPS by $0.04, but this was offset by the impact of significantly higher shipping volume. Higher raw material and energy costs reduced EPS by $0.04, however, these unfavorable items were partially offset by other cost reductions.

Our first quarter results include a total of $27.5 million of pretax charges related to the shutdown of the Neenah facility. The charges consist of accelerated depreciation, severance, pension curtailment, and contract termination costs. Approximately half of these charges will result in the payment of cash. Additional shutdown related charges totaling $25 to $30 million are expected to be reported in the second and third quarters of 2006.

Our balance sheet is in good shape considering the acquisitions we recently completed. As George stated earlier, subsequent to the end of the quarter we completed the refinancing of substantially all of our debt on terms that we are very satisfied with. That concludes my comments and I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, John. Now I’d like to ask Dante to provide an overview of our business units performance for the quarter. Dante?

Dante Parrini - Glatfelter — Executive VP and COO

Thank you, George and good afternoon. I’ll provide comment on the performance of our business operations for the first quarter of 2006.

Let’s start with Long Fiber and Overlay. This business is a world leader in the manufacturer of high quality filter papers for the food and beverage markets. Overlay papers for the composite laminate industry, premium quality metallized papers, and niche technical specialties.

First quarter 2006 net sales, were approximately 14% ahead of the same quarter a year ago, which is due to very strong volumes across all segments. Selling prices were unfavorable in the comparison, by $2.5 million. Unit volumes overall were up by approximately 27% in a quarter-to-quarter comparison. Volumes were up 42% in our largest food and beverage segment and benefited from sales from the newly acquired Lydney mill in the UK. Metallized products also turned in a very strong unit volume performance of 23% versus the same quarter a year ago. The business transition and integration planning efforts with the Lydney mill are picking up pace. We are still pursuing regulatory approval to acquire the J.R. Crompton’s Simpson Clough Mill and George will speak to this in more detail during his closing remarks.

As for near-term demand and pricing outlook. Food and beverage demand remains strong, even as we enter the warmer months, and near-term demand for Overlay products is much improved compared to three months ago. The longer term prospect for balance of supply and demand in this segment, especially in Europe remains uncertain, and sales of metallized papers are strong as we head into the traditional busy summer season.

From a pricing standpoint, we anticipate stable to improving prices across many of our product lines. And our Euro program, which is designed to improve the Long Fiber and Overlay paper businesses financial performance, remains on track to deliver $7 million to $9 million of financial benefit by January of 2008.

Now let’s move to our specialty papers business unit, that includes three major market segments. Those being book publishing papers, envelope and converting papers and engineered products. During the first quarter, net sales were up approximately 10%, and volumes were up by 8%, versus the same quarter a year ago. Net sales were influenced primarily, by higher volumes shipped in both engineered products and envelope and converting papers, as well as improved pricing of $3.7 million for the business unit.

Now I’ll offer more specific comments by market segment. Book publishing, revenues were up 6%, unit volumes were up 3%., and volume in our core trade book papers grew by 13%, versus Q1 2005.

Envelope and converting papers. Revenues were up 14%, which reflects improved pricing in the white papers market, and unit volumes were up 10% in the quarterly comparison. Engineered products. Revenues were up 14%, unit volumes were once again strong, up 13% from Q1 last year. This is driven by at continued successful execution of our plan to grow in uncoated specialties.

As for near-term demand and pricing outlook, our backlogs are quite strong and we expect this to continue across all three segments. The successfully implemented price increases for white papers in early January as well as March. We also implemented price increases across a number of our engineered product segments and we implemented a price increase for trade book papers that largely took effect in early April.

A few quick comments about new product development. During the first quarter of 2006, approximately 54% of our net revenue came from products less than five years old. As stated in previous calls, this level of performance is consistent with our target of 50% through the cycle. As for mill operations, the North American mills ran very well during the first quarter. Our European mills, experienced a demonstrable shift in market dynamics, when demand across all segments increased significantly within a very short period of time. We’re now focused on optimizing mill operations to more efficiently serve as increase in demand. This concludes my comments. I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you, Dante. Well, to summarize, we’ve had a very strong start to 2006, and we’re excited about our prospects for the remainder of the year. As you’ve heard, we’re devoting substantial energy towards the successful integration of two recently acquired businesses.

First, to the Chillicothe acquisition. In anticipation of concluding an agreement to acquire these assets, we had assembled a number of teams dedicated to executing an effective post-merger integration plan. Our strategy for Chillicothe is based upon three objectives.

First, restructure our North American crawl space. We’ll do this by shutting down our facility in Neenah, Wisconsin, and transferring 125,000 tons of higher margin products to displace unprofitable business at Chillicothe, and by improving capacity utilization at the facility. We will accomplish this activity by the end of June. Secondly, leverage new product development capabilities to continue to grow our North American specialty papers businesses. It’s time to put our new product development skills that Dante talked about to work. This means that we’ll grow engineered products grades, expand in recently developed product lines, and exploit our lower costs and flexible production assets to accelerate business development. And finally, by continuing to excel in the carbonless paper segment. We believe we have a strong operating platform and strong marketing skills to support that strategy.

I’ll tell you that I’m very pleased with our efforts to date. For example, in the first month of operation, we’ve been very successful in producing products previously manufactured in Neenah, at Chillicothe. To date, the rate of grade transfer has exceeded our expectations. Our plans to shut down our Neenah facility are going well. In large part, due to the commitment and the cooperation of our work force at the Neenah facility.

With respect to the Crompton acquisition in the UK, specific to Lydney, we are targeting significant financial synergies in the areas of a abacca fiber procurement, product mix improvement, asset utilization and overhead reduction. As Dante mentioned, our acquisition of J.R. Crompton’s Simpson Clough Mill is currently being reviewed by European regulatory authorities. We expect a decision from the agencies by the end of the second quarter or perhaps early in the third.

We’re particularly excited about the opportunity to expand our geographic footprint in areas of the world where our presence thus far has been limited. These include the UK, Asia, and the Americas. I think it’s fair to say our management resources are highly engaged with integration of these two, gain changing acquisitions.

However, at the same time, we remain focused on our core business. We won’t miss the opportunities that are generated as a result of improving market fundamental across the span of our business. In this respect, we continue to pay attention to executing well the things that matter most to our business success and to our shareholders. Continuing to grow in high value niche markets by leveraging our newly acquired capabilities. Taking a very aggressive approach to managing our cost structure, in recognition of our belief that today’s costs are too high for tomorrow’s business. And finally, by maintaining a strong balance sheet and using the flexibility provided by that asset to drive value for our shareholders. And in my mind that’s as important as anything we do.

These are exciting times for the Glatfelter Company, through our recent action acquisitions we’ve repositioned our business to become a world class producer of specialty papers, and through a lot of hard work we’re well positioned to take advantage of improving fundamentals across the span of our Company. I’d like to thank you for your participation in today’s call and I’ll now turn the call back over for questions.

Glenn Davies - Glatfelter — Conference Host, Corporate Finance Group

Thank you, George. I’d like to ask Nelson to again remind you of how to use the Q&A portion of the call. And we can entertain any questions you may have. Thank you.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTION’S] We’ll pause for just a moment, to compile a Q & A roster. Our first question comes from Bruce Klein of Credit Suisse.

Bruce Klein - Credit Suisse First Boston — Analyst

Hi. Good afternoon. I was wondering on the Chillicothe acquisition, I guess you said the first month you’ve been able to make a bunch of products you made at Neenah. How is pricing, I guess, in that market the latest in terms of any price hikes and then how do you see, sort of, I guess, volume ramping up, and how long until you, kind of, make all of those products of Neenah?

Dante Parrini - Glatfelter — Executive VP and COO

Hi Bruce, it’s Dante Parrini. The first part of your question has to do with the pricing dynamic in the market and the book papers that we’re making in Chillicothe. And as I stated in my prepared remarks, we did announce a price increase for our trade book papers which is largely what is being produced in Chillicothe. That was announced towards the middle of March, and largely went into effect across the span of all of our customers the beginning of April. So that applies to the products in both Neenah and Chillicothe that serve the book business.

In terms of the ramp-up schedule, as George stated, we’re ahead of our internal plan and we will have that mill fully ramped-up and qualified to make all the grades that would equate to the 125,000 tons per year by the end of June, which coincides with the shutdown of the mill in Wisconsin.

Bruce Klein - Credit Suisse First Boston — Analyst

In the UK, the Long Fiber, what — I think you mentioned pricing was stable and improving. But I guess it was down year-over-year. When did it — what’s the status of the latest if you can give us the latest hikes and timing of that and whether that’s — your competitor’s going along with that, your big competitor in the Long Fiber business over in europe?

Dante Parrini - Glatfelter — Executive VP and COO

Sure. The pricing dynamics in those markets, there’s a bit of a lead and a lag, just because of the nature of how business is conducted. Typically, there are contracts for longer period of time where pricing is negotiated. So, sometimes it will take a few quarters for any movements, whether that’s up or down, to translate through the P&L. And that’s what we’re seeing now, so, I would say that the forward look is the more optimistic for stable to slightly improved prices as opposed to the last couple of quarters.

Bruce Klein - Credit Suisse First Boston — Analyst

There’s been no official announce price hikes by you and your competitors, though?

Dante Parrini - Glatfelter — Executive VP and COO

In those segments it doesn’t really work that way. It’s more individual negotiations with your customers. There was at the beginning of the year when J.R. Crompton was fully functioning prior to going into administration, they had announced an across the board industry price increase for tea and coffee filter papers that really started a lot of the dialogue among all of the players in the industry. That continues today.

Bruce Klein - Credit Suisse First Boston — Analyst

Okay. And lastly, just — what — in terms of the pro forma debt and cash what would be a reasonable figure? I don’t know how it ended up closing out with [inaudible] acquisition and [inaudible] financing for either 331 or 631. What’s a fair number for debt and cash pro forma for everything that’s gone on so far?

John Jacunski – Corporate Controller

Bruce, our debt was about 255 million at the end of the quarter, and you know that we completed the acquisition of Chillicothe early in the month we paid about $80 million for that.

Bruce Klein - Credit Suisse First Boston — Analyst

So what would cash be at the end of April I guess pro forma?

John Jacunski – Corporate Controller

Cash is about $28, $29 million at the end of March, not at the end of April.

Bruce Klein - Credit Suisse First Boston — Analyst

Well — can you help us with the picture what it’s going to look like in June, irrespective of what’s happening in the business just in terms of the affecting the Chillicothe, as well as the cash draw?

John Jacunski – Corporate Controller

You know, we haven’t provided any kind of projection of our cash flow through June, but with our debt at about 255 million at the end of March and the acquisition of the Chillicothe facility at a price of 80 million, you can see where the total debt load would be and cash of 29 million. I think that —

Bruce Klein - Credit Suisse First Boston — Analyst

Okay. And lastly just with a Timberland update? If you can give us an update on the timing of where you are on that process?

John Van Roden - Glatfelter — Executive VP and CFO

This is John. Nothing really new since we last talked to you. Our plan is to sell the 40,000 acres of high better use land. We have activity going on in all three of the states where we have that land. And we expect to be on target to get the 150 to 200 million. In three to five years.

Bruce Klein - Credit Suisse First Boston — Analyst

Great. Thanks, guys. I’ll pass it on.

Operator

Thank you. Our next question comes from Ian Zaffino of Oppenheimer.

Ian Zaffino - Oppenheimer & Co. — Analyst

Hi. Good afternoon. Good quarter. Couple questions to you. The first one would be, the $2.5 million pricing decline in Long Fiber, that was versus the previous year or versus the previous quarter?

Dante Parrini - Glatfelter — Executive VP and COO

It was Q1 ‘05.

Ian Zaffino - Oppenheimer & Co. — Analyst

Okay. Now how much of that, and I know this is a little difficult thing to get to, but how much of that do you think was owing to, let’s just call it irrational pricing that probably won’t persist going forward? If you could kind of give us any color there, that would be helpful and then I have a couple follow-ups.

Dante Parrini - Glatfelter — Executive VP and COO

I think that’s a difficult question to ask and offer commentary on. If you reflect back to some of the statements I made to Bruce Kline’s question about the general trend within the tea and coffee filter segment and with backlogs picking up, plus higher input cost, vis-a-vis energy and in some cases a lack of fiber and the development of pricing toward the end of ‘05 that got carried into ‘06, I think that trend would probably be the closest way I could answer the question as you presented it?

Ian Zaffino - Oppenheimer & Co. — Analyst

Okay. And then on the white paper side, can you give us an idea of the dollar amount of the price increases you put in place, you know, maybe on a per ton basis, and how many tons may be affected by that?

Dante Parrini - Glatfelter — Executive VP and COO

The price increases on trade book was $50 per ton, and the white paper increases, there were two of those in the first quarter, at an aggregate or between 100 and $120 per ton. The number of tons that that affects, about half of the specialty papers business unit, I would say. Volume.

Ian Zaffino - Oppenheimer & Co. — Analyst

Okay. So, half the specialty paper? And then, are there any intentions to increase that again or is that pretty much all the market can bear?

Dante Parrini - Glatfelter — Executive VP and COO

Well, again, I think that I can’t comment on what some of the bigger white paper players are going to do. I think you and I both read the same trade rags that talk about people’s opinions and projections. I think the biggest indication for pricing on a forward look would have to be industry operating rates, the economy and capacity utilization. Right now, those look reasonably favorable. So, I think you can draw your own conclusions but it’s difficult for us to offer any specific comments on future pricing.

Ian Zaffino - Oppenheimer & Co. — Analyst

All right. Great, thank you. Good quarter again.

Dante Parrini - Glatfelter — Executive VP and COO

Yes. Thanks.

Operator

Thank you. Our next question comes from Mark Wilde of Deutsche Banc.

Mark Wilde - Deutsche Banc — Analyst

Good afternoon.

George Glatfelter - Glatfelter — Chairman and CEO

Hello, Mark.

Mark Wilde - Deutsche Banc — Analyst

Got a few questions. I wonder if Dante, if you can give us any sense of what the 440,000 tons of Chillicothe volume would look like, you know, 6 to 12 months out? How much of that’s going to be carbonless, how much of that is going to be book, and how much of that is going to be other products?

Dante Parrini - Glatfelter — Executive VP and COO

12 months out, we will have transferred all 125,000 tons per year from Neenah to Chillicothe.

Mark Wilde - Deutsche Banc — Analyst

That’s all book?

Dante Parrini - Glatfelter — Executive VP and COO

That’s book.

Mark Wilde - Deutsche Banc — Analyst

Okay.

Dante Parrini - Glatfelter — Executive VP and COO

Again, depending on market conditions, we’re more than happy to grow that, and we have the capacity to do that. If you look at our carbonless papers business, 75% of the 320 some thousand tons that were produced in ‘05, were carbonless and I would envision there’s at least a 200,000 tons per year book of carbonless paper business at Chillicothe. We have another category of some smaller specialty items. I think that’s about the best I can offer you right now.

Mark Wilde - Deutsche Banc — Analyst

So —

Dante Parrini - Glatfelter — Executive VP and COO

I think the upside is there’s capacity available and we’re more than happy to take full advantage of that and we’re being aggressive about growing our business in our core markets.

Mark Wilde - Deutsche Banc — Analyst

And Dante, just on Chillicothe, I think that had — was a coated free sheet mill, in part at one point and I just wonder how that plays in to your strategy of trying to do more coated specialties over time?

Dante Parrini - Glatfelter — Executive VP and COO

When it comes to coated papers, we’re not interested in the commodity space at all.

Mark Wilde - Deutsche Banc — Analyst

Right.

Dante Parrini - Glatfelter — Executive VP and COO

We’re not going to invest any time or energy there. To the extent that there are some niche products we can profitably produce and service in our markets consistent with the value that we take to the rest of our specialty markets, but we would entertain doing that. We already do have a portfolio of coated specialties that are made in Spring Grove and one of the things that was appealing to us about Chillicothe were some of the value added capabilities that that mill had, plus the knowledge base and the experience of the people at that facility to help us with some of the coated specialties.

So, we’re certainly very open minded to that but we’re staying focused on prioritizing our efforts toward the value preservation and value creation activities, and the biggest piece is to continue to serve our carbonless customers very well and to successfully ramp-down Neenah and ramp-up Chillicothe as a world class trade book mill.

Mark Wilde - Deutsche Banc — Analyst

Okay. The second question I had, is it possible for to you talk to us about consolidation of the Lydney with the S&H operations or is that process, you know, really only going to be, you know, 100% clear once you know whether you’ve got the second Crompton mill?

Dante Parrini - Glatfelter — Executive VP and COO

That’s a great question. The latter statement is more factual. We obviously are very much are into the stabilization and transition efforts with Lydney, and getting a much better feel for the operation and the people and infrastructure support and working collaboratively with our colleagues in Germany and France. But as you know, we’re still in the process of European regulatory review of the Simpson Clough acquisition. Until we have clarity — a definitive statement as to the outcome of that proceeding, it’s difficult for us to more actively integrate.

So, we’ll continue to manage our business in a way that’s smart and service our customers well. There will be an awful lot of collaboration and coordination among our European facilities but getting to a fully integrated business unit will take some time. As you can appreciate when you’re dealing with a multinational, multicultural, situation that you want to be thoughtful about the process that you take and manage your risks appropriately.

Mark Wilde - Deutsche Banc — Analyst

Okay. And Dante, you also mentioned over in Europe, the ability to reduce the abaca costs at the Crompton assets. And I wondered if you could put a little color on that, how much incremental volume you had down at that abaca mill in the Philippines. I assume you are really talking about moving volume from your own pulp mill in the Philippines through the Crompton assets.

Dante Parrini - Glatfelter — Executive VP and COO

Yes. There’s certainly, as you know, we do own a pulp mill in the Philippines that is the largest procurer of abaca fiber, and that’s pulped and shipped to our French and German mills currently. To the extent that we do have some available capacity, we’ll take full advantage of that to supply our broader manufacturing base. That includes the UK facility.

And, we’ll continue to assess the return on investment of capital expansion of NewTech to supply more fiber to the Glatfelter business unit in Europe. We still will buy some market pulp, because of either capacity availability or certain technical specifications. And you know, I see that continuing for the near future but no doubt that the NewTech pulp mill in the Philippines is going to bring a better integration advantage to the expanded business unit.

Mark Wilde - Deutsche Banc — Analyst

Do you have incremental supply down at the Philippines mill, as it’s — going into this deal.

Dante Parrini - Glatfelter — Executive VP and COO

We do.

Mark Wilde - Deutsche Banc — Analyst

And, do I remember that about three or four years ago, you had actually talked about doing a capital program at the Philippines mill and then, kind of, backed away from it so that maybe that’s going to get back on the table here over next year or so? Is that fair to assume?

Dante Parrini - Glatfelter — Executive VP and COO

You’re correct we did discuss that and we did table it at that point in time. So, I believe we have a business case to go back and revisit and dust off and see how the economics look in today’s environment.

Mark Wilde - Deutsche Banc — Analyst

Very good. I’ll turn it over. Thanks, Dante.

Dante Parrini - Glatfelter — Executive VP and COO

Yes.

Operator

Thank you. Once again, if you do have a question, you may press star one on your telephone key pad at this time. Our next question comes from Sue Goodman of ADP Investments.

Sue Goodman - ADP Investments — Analyst

Great, thank you. Couple questions. First, what was your pension income for the quarter and is that being reflected in SG&A or costs of goods sold?

John Jacunski – Glatfelter — Corporate Controller

Pension income for the quarter was $3.7 million. It is primarily in costs of good sold but there is a portion in SG&A as well.

Sue Goodman - ADP Investments — Analyst

Right. Have you disclosed the forecast for the full year of what that number will be?

John Jacunski – Glatfelter — Corporate Controller

No, we haven’t. We were at $16 million last year and I don’t expect it’s going to stray too far from there.

Sue Goodman - ADP Investments — Analyst

Great. What is the cash portion of the restructuring charge you took this quarter and the one you’re looking to take in the second quarter, and what will be the timing of these payments?

John Jacunski – Glatfelter — Corporate Controller

The cash portion of the charge in the first quarter is about half of the total charge of $27 million. Our total expectation for a cash charge is about 28 or 22 million. And, most of that will be paid after the second quarter so third quarter of the heaviest payment of cash for that.

Sue Goodman - ADP Investments — Analyst

Okay. You don’t expect to carry anything material over year end in accrual?

John Jacunski – Glatfelter — Corporate Controller

No. No, we don’t.

Sue Goodman - ADP Investments — Analyst

Okay. What were any significant working capital changes in the quarter?

John Jacunski – Glatfelter — Corporate Controller

The most significant were two major working capital changes in the quarter. One, is that we - our receivables were up about $10 million, and that’s driven primarily by the revenue increase that we saw from the fourth quarter into the first quarter. Quarter-over-quarter revenue’s up about $17 million. And also, with the acquisition of the Lydney facility, that has an impact on it. We also made some tax payments in the first quarter of about $9 million.

Sue Goodman - ADP Investments — Analyst

Now, when you look at the Neenah mill once it’s closed, do you have any residual value still on your books in either the equipment or the land and buildings? And if so, what will that be?

John Jacunski – Glatfelter — Corporate Controller

We’ll have a very small residual value. Nothing of any — that’s very meaningful.

Sue Goodman - ADP Investments — Analyst

Is this a facility that would have any value to a developer or anyone else?

John Jacunski – Glatfelter — Corporate Controller

Well, we’re looking at how we might dispose of those assets. There’s a variety of potential outcomes there but we haven’t quite concluded how to proceed. We’re in the process of looking at that. So,we don’t have anything further to report on that.

Sue Goodman - ADP Investments — Analyst

Okay. Great. And finally, what was the cash payment in the first quarter for the UK operation you acquired?

John Jacunski – Glatfelter — Corporate Controller

$65 million.

Sue Goodman - ADP Investments — Analyst

Great. Thank so you much.

Operator

Thank you. This does conclude today’s Glatfelter’s, first quarter conference call. You may now disconnect your lines and have a wonderful day.